Exhibit 10.1

TECO ENERGY, INC.

ANNUAL INCENTIVE COMPENSATION PLAN

REVISED AS OF APRIL 17, 2002

ANNUAL INCENTIVE COMPENSATION PLAN

BASIC PLAN CONCEPT

The Annual Incentive Compensation Plan provides a consistent framework for applying annual incentive pay to officers of TECO Energy and each of its operating units. Each participant is assigned a target award amount, expressed as a percentage of the greater of salary range midpoint or annual salary, which will represent an appropriate incentive payment when performance is at the targeted level. Smaller awards may be earned when performance is below target, and larger awards may be earned when performance exceeds target.

Performance for each participant will be measured, in part, against a combination of one or more quantifiable profit and operational goals. These goals will be set at the corporate and operating levels, and most participants will have a portion of their awards related to each. The remaining portion of each participant’s performance that is not measured by the quantified goals mentioned above will be evaluated on a subjective basis considering overall contribution level and achievement of other individual goals. Each participant will have a “Business Challenge” goal, to reflect the participant’s contribution to: (a) mitigating the impact of unexpected adverse business or regulatory developments on the business unit or (b) enhancing profitability or capacity for profit, through effective management initiatives beyond those included in the business plan.

ELIGIBILITY

All officers that are approved by the Chief Executive Officer of TECO Energy and the Compensation Committee of the TECO Energy Board (the “Compensation Committee”) will be eligible to participate.

TARGET AWARD LEVELS

Target award levels are established at a level that, when combined with each participant’s base salary, will provide a fully competitive total cash compensation opportunity. The incentive portion of the total compensation opportunity reflects compensation “at risk” which is directly related to performance and results achieved. Generally, the portion of compensation “at risk” (i.e., the target award level) is influenced by the level of the participant’s accountability for contributing to bottom-line results, the degree of influence the participant has over results and competitive practice.

ESTABLISHING PERFORMANCE GOALS AND WEIGHTINGS

For each plan year, profit, growth and/or operational effectiveness goals will be established for TECO Energy and each of its operating units. Financial goals may measure performance relative to other companies over periods of one-year or longer.

For each financial goal the target level of performance, as well as threshold and maximum levels, will be approved by the Compensation Committee. Threshold performance represents the minimum performance that still warrants incentive recognition for that particular goal (paid at 50 percent of the target award level), and maximum performance represents the highest level likely to be attained (paid at 150 percent of the target award level for all goals, except the Business Challenge goal which can be paid at 200 percent). One-time gains and losses that were not contemplated in the TECO Energy business plan will not be included in calculating financial results for purposes of this plan. Regardless of the degree of achievement of each established goal, the payout to all participants will be zero if TECO Energy’s net income for that year is not at or above the threshold set for that year by the Compensation Committee.

A determination will be made for each participant regarding their portion of the award that will be based on corporate, operating unit or individual performance. Generally, the weightings among these three measurement groups will vary by organizational level.

APPLICATION OF DISCRETION

While not anticipated to be a common occurrence, the Compensation Committee may occasionally decide that the plan formula would unduly penalize or reward management. In such cases, award funds may be increased or decreased to better meet the plan’s intent of relating rewards to management performance.

AWARD DETERMINATION

At the end of each plan year, a four-step process will be followed in determining actual incentive awards.

Step 1:	The actual degree of achievement for each goal at the corporate, operating unit and individual level is determined. Levels of achievement can range up to 200 percent for the Business Challenge goal and up to 150 percent for all other goals.
Step 2:	Corporate, operating unit and individual performance factors are determined by multiplying levels of goal achievement by the weightings assigned to each goal.
Step 3:	The total of all performance factors is multiplied by the target award, producing the calculated award.
Step 4:	The calculated award may be adjusted up or down by the Compensation Committee with respect to the senior officers and by the Chief Executive Officer of TECO Energy with respect to other officers, based on the participant’s total performance during the plan year. The actual award, as so adjusted, may not exceed 150 percent of the target award level and will be approved by the Compensation Committee.

PLAN ADMINISTRATION

The Compensation Committee and the Chief Executive Officer of TECO Energy shall perform the respective functions set forth in this plan. The Compensation Committee may elect to discharge its responsibility in the form of recommendations to the TECO Energy Board. The Chief Human Resources Officer of TECO Energy is responsible for administering the plan.

OTHER CONSIDERATIONS

For any year in which a participant’s employment is terminated or an officer first becomes eligible for participation in the plan, whether any incentive award shall be granted for that year and the amount of any such award shall be determined by the Compensation Committee with respect to senior officers and by the Chief Executive Officer of TECO Energy with respect to other officers. Any such determination by the Chief Executive Officer will be reported to the Compensation Committee at its next meeting.

Notwithstanding the foregoing, for any year in which a participant’s employment terminates for any reason following a change in control of TECO Energy, as defined in the TECO Energy 1996 Equity Incentive Plan (or its successor), such participant shall be entitled to receive an incentive award equal to (a) the number of days employed during that year divided by 365 multiplied by (b) the greater of (i) the participant’s target award for the year in which the change in control occurred or (ii) the incentive award actually paid to the participant with respect to the year immediately preceding the year in which the termination of employment occurred.